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                                                                EXHIBIT 10.21

                              Brian Mansel Richards
                     La Ronde, Rue du Hamel, Le Mont Saint,
                            Castel, Guernsey GY5 7QJ

Strictly Private and Confidential

The Directors
Peptide Therapeutics Group PLC
321 Cambridge Science Park
Milton Road
Cambridge CB4 4WG

                                                                    1st May 1998

Dear Sirs

Non-Executive Directorship

I hereby resign from the position of Chairman of the Board of Peptide Therapeutics Group PLC (the "Company"). On acceptance of my resignation as Chairman of the Company I wish my appointment as a Non-Executive Director of the Company to continue in accordance with the terms of the letter of appointment between the Company and myself dated 1 March 1997 (the "Appointment Letter"). The Appointment Letter shall continue in full force and effect, save for the following:

1. The words "and Chairman" shall be deleted from wherever they appear in the introductory paragraph and paragraphs 1.1, 2.1 and 2.3.

2.    Paragraph 2.4 shall be deleted and replaced with the following wording:

      "You will serve as Chairman of the Remuneration Committee for which services you will receive (in addition to the Retainer referred to in paragraph 3.1 below) a fee of (pound)5,000 per annum which will be payable in accordance with the payment provisions contained in paragraph 3.1. You will not be required to serve on the Audit Committee."

3. The figure of (pound)60,000 per annum in paragraph 3.1 shall be amended to read "(pound)15,000 per annum".

In addition to the above I am offering my resignation as Non-Executive Director of Peptide Therapeutics Limited.

I confirm that I have no claims whatsoever against the Company for any reason in respect of or arising out of my position as Chairman of the Company.

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To indicate its acceptance of my resignation as Chairman of the Company and
Non-Executive Director of Peptide Therapeutics Limited and my continued appointment as a Non-Executive Director of the Company the Company should approve and countersign this letter where indicated below.

Yours faithfully


/s/ BRIAN MANSEL RICHARDS
-------------------------
BRIAN MANSEL RICHARDS


/s/ GORDON CAMERON
-------------------------
Signed for and on behalf of
PEPTIDE THERAPEUTICS GROUP PLC

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Strictly Private and Confidential

Brian Mansel Richards
Richmond House
Woodway Road
Sibford Ferris
Oxfordshire
OX15 5RF

                                                                    1 March 1997

Dear Brian

Appointment as Non-Executive Director

I am delighted that you have agreed to continue on the Board of Peptide Therapeutics Group plc ("the Company") as a Non-Executive Director and Chairman. The purpose of this letter (the "Agreement") is formally to confirm the terms of your appointment as a Non-Executive Director and Chairman of the Company.

1     Term of Appointment

1.1 Subject to Clauses 1.2 and 7 you shall serve the Company as a Non-Executive Director Chairman until such time as your appointment is terminated by either party giving the other not less than twelve months' notice in writing to terminate these arrangements whereupon this Agreement Shall terminate on the expiry of such notice. Subject to the payment of fees on retirement in accordance with Clause 1.2, no compensation for loss of office will be due to you.

1.2 If, on your retirement by rotation as a Director of the Company in accordance with the requirements of the Company's Articles of Association ("Articles"), you are not re-elected as a Director of the Company for any reason, then in such circumstances your appointment shall terminate automatically with immediate effect (for the avoidance of doubt, without any period of notice) and the only fees to which you shall be entitled in respect of these arrangements shall be such fees as have accrued due on a daily basis up to the time of such termination together with out of pocket expenses reasonably and properly incurred up to that time.

1.3 Subject to Clauses 1.1, 1.2 and 7 your appointment under this Agreement shall terminate on whichever is the earlier of:-

      1.3.1 the date of expiry of the period specified in Clause 1.1; and

      1.3.2 your ceasing to be Director for any reason under the Articles.


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      Your signature to the duplicate copy of this Agreement shall constitute your irrevocable resignation as a Director of the Company (and any subsidiary of the Company of which you are then a Director) with effect from the expiry date of any notice of termination served pursuant to clause 1.1 above.

1.4   Your appointment under this Agreement shall be subject:-

      1.4.1 your re-election on retirement by rotation at any subsequent Annual General Meeting at which, pursuant to the Articles of the Company, you are required to retire by rotation; and

      1.4.2 to the provisions of the Articles.

2     Powers and Duties

2.1 You shall exercise such powers end perform such duties as are appropriate to your role as Non-Executive Director and Chairman of the Company.

2.2 You shall comply with all reasonable directions from, and all regulations of the Company including, without prejudice to the generality of the foregoing, all regulations from time to time in force with respect to confidentiality, dealings in shares and notifications required to be made by a Director to the Company or any other regulatory body under the Companies Acts 1985 and 1989, the Articles or any other regulations of the Company. In addition, you will observe the terms and conditions of The City Code on Takeovers and Mergers and the continuing obligations under the London Stock Exchange Listing Rules as the same are applicable to the Company and its Directors from time to time.

2.3 Your duties as a Non-Executive Director and Chairman will normally require attendance at all Main Board Meetings and General Meetings of the Company as well as making such time available as is necessary to prepare for those meetings and dealing with such matters as might normally be expected of a Non-Executive Director and Chairman.

2.4 You will also be asked to serve as a member of the Audit Committee and of the Remuneration Committee. In addition, you may from time to time be required to serve as a Director of one or more subsidiaries of the Company.

2.5 Main Board Meetings are held at regular intervals on dates which will be advised well in advance. You will be required to attend Main Board Meetings and such other Board Meetings as you and the Company shall agree from time to time. Further you will be required to attend at least two meetings of each of the Remuneration Committee and Audit Committee. Such meetings will be held, whenever possible. on the same date as the Main Board Meetings.

2.6 You will be provided with reports on at least a quarterly basis outlining the current performance of the Company and you will be welcome to see further information on the Company at any time. You will also be most welcome to visit any of the Company's operations as and when time permits.

3     Remuneration

3.1 A directors' fee ("Retainer") of (pound)60,000 per annum (or such higher amount as the Board may from time to time determine and notify to you in writing) is payable by equal monthly


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      instalments in arrear on or about the 25th day (excluding weekends and public holidays) of every month subject to the delivery of invoices to the Company. The Retainer is non-pensionable and will be reviewed every year by the Remuneration Committee of the Board and any proposed increase is to be approved by the Board.

3.2 From the date of this Agreement the Company shall continue during the term of the Agreement to provide you with your existing company car up to the expiry of the lease of such car on 16th September 1997 ("the Remaining Lease Period"). During the Remaining Lease Period the Company will pay all the running costs for this car, including the cost of insurance, testing, repair, maintenance and fuel including that in relation to private motoring. You shall take good care of the car and ensure that it is at all times in a roadworthy condition and that all requirements and conditions of any insurance policy relating to it are observed and you shall return the car and its keys to the Company at its registered office (or any place the Company may reasonably nominate) immediately upon termination of this Agreement however arising or at the end of the Remaining Lease Period (whichever first occurs). Following the expiry of the Remaining Lease Period the Company shall have no obligation to provide you with a car or to pay any of your private motoring costs.

4     Expenses

4.1 You will be reimbursed by the Company in respect of all reasonable travelling, hotel and incidental or other out of pocket expenses which are reasonably and properly incurred in attending and returning from Meetings of the Board or Committees of the Board or general meetings of the Company or any other meetings which as a Director you are entitled or invited to attend in the course of your duties under this Agreement provided that on request you shall provide such vouchers or other evidence of actual payment of such expenses that may reasonably be required.

4.2 The Company shall reimburse you for any fees or expenses you incur in taking advice from the Company's financial and legal advisers or other independent financial and legal advisers in relation to the performance of your duties. Before seeking such advice you should first consult another Non-Executive Director of the Company. If you take such advice you should again consult another Non-Executive Director once the fees end expenses you have incurred exceed (pound)5,000, or further fees and expenses of (pound)5,000 have been incurred since such previous consultation.

5     Confidentiality

5.1   You shall not, either during the term of your appointment or thereafter:-

      5.1.1 use to the detriment or prejudice of the Company and its subsidiary undertakings (the "Group" and "Group Company" shall he construed accordingly as any of such companies) or divulge or communicate to any person any trade secret or any other confidential information concerning the business or affairs of the Company or the Group (except to employees or directors of any Group Company whose province it is to know the same) which may have come to your knowledge during the term of your appointment under this Agreement; or

      5.1.2 use for your own purpose or for any purpose other than those of the Group any information or knowledge of a confidential nature which you may from time to time acquire in relation to any member of the Group but so that this restriction shall cease to


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            apply to any information or knowledge which may come into the public domain (otherwise than through your own default).

5.2 You shall not, during the term of your employment as a director nor for a period of 6 months after the termination thereof be or become a director or employee or agent of any company. business or enterprise or have or acquire any material financial interest in any enterprise which at the time when you accept such directorship, employment or agency, or acquire such interest, competes or is likely to compete or have a significant business relationship with any member of the Group without the prior consent of the Board in writing (such consent not to be unreasonably withheld or delayed).

6     Fringe benefits and deductions

      You shall not be entitled to any pension, bonus or any other fringe benefits of the Company (save that, for the avoidance of doubt, your current entitlement to share options of the Company shall be unaffected by this Agreement). Your fees under this Agreement will be paid to you net of any deductions the Company is required by law to make such as income tax under the PAYE system or national insurance contributions.

7     Termination

7.1 Without prejudice to the generality of the foregoing the Company may by notice in writing immediately terminate the arrangements set out herein if you shall:-

      7.1.1 be in breach of any terms set out in this Agreement which in the case of a breach capable of remedy is not remedied by you within 21 days of receipt by you of a notice from the Company specifying the breach and requiring it to be remedied;

      7.1.2 be incompetent, guilty of gross misconduct and/or any serious or persistent negligence or misconduct in respect of your obligations under this Agreement; and

      7.1.3 fail or refuse after a written warning to carry out the duties reasonably and properly required of you under this Agreement.

7.2 Upon the termination of these arrangements for whatever react you shall at the request of the Board and without claim for compensation forthwith resign from office as a Director of the Company and from all other offices held by you in any Group Company (if any) and the Company is irrevocably authorised to appoint a nominee to act on your behalf to execute all documents and to do all things necessary to give effect to this provision.

7.3 You shall promptly whenever requested by the Company and in any event upon your ceasing to be a Director of the Company deliver up to the Company all lists of clients or customers and all other documents, papers and records which may have been prepared by you or have come into your possession as a Director of the Company. You shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall vest in the Company.

8     Notices

      Any written notice required to be given hereunder by either party to the other should be served by sending the same by registered or recorded delivery post to the last known address of the


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      other party and any receipt issued by the person or authorities shall be conclusive evidence of the fact and date of posting of such notice.

9     Governing Law

      The arrangements set out in this Agreements shall be governed by English Law and the English Courts shall have exclusive jurisdiction over any claim or dispute arising under this Agreement.

11    Miscellaneous

      The Company Secretary will supply you with a copy of the Company's Memorandum and Articles of Association and any other information in relation to the Company which you may require. He will also request that you complete a Form 288 which includes your formal consent to being appointed (and which must be filed with the Registrar of Companies) and a Directors' Declaration Card (a copy of which is enclosed) to be delivered to the London Stock Exchange in connection with the application for admission to the Official List and will ask you to make the other relevant disclosures required by law.

12    Previous Agreements

      As from the date of this Agreement all previous agreements between the Company or any Group Company and you relating to your employment or directorship with the Group, shall be deemed to have been terminated and shall cease to have effect but without prejudice to any accrued right of the parties up to the date of termination.

Please, would you confirm your acceptance of the above terms by signing and returning the attached copy of this Agreement.

Yours sincerely


/s/ Dr John Brown
-------------------------
Dr John Brown
Chief Executive of Peptide Therapeutics Group, plc

I confirm my acceptance of the above terms.


/s/ Brian Mansel Richards
-------------------------
Brian Mansel Richards


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